Exhibit 99.1
PRESS RELEASE

Ocera Reports Pipeline Progress and First Quarter 2015 Financial Results

Strong Enrollment in STOP-HE Trial

Conference Call and Webcast at 10:00 a.m. ET

PALO ALTO, Calif., April 30, 2015 -- Ocera Therapeutics, Inc. (NASDAQ: OCRX), a clinical stage biopharmaceutical company focused on acute and chronic orphan liver diseases, today provided updates on its clinical development programs of OCR-002 for the treatment of hepatic encephalopathy (HE), a severe and difficult to treat liver disorder, and reported financial results for the quarter ended March 31, 2015.

“I am pleased to report positive developments in our clinical pipeline so far this year, including progress with both the intravenous and oral formulations of OCR-002, our novel ammonia scavenger for the treatment of patients with acute and chronic HE, who are critically in need of new treatment options,” said Linda Grais, M.D., president and chief executive officer of Ocera. “Based on an interim analysis of our Phase 2b STOP-HE trial of intravenous OCR-002 in patients with acute HE, our independent data monitoring committee recommended we continue the trial with a sample size of approximately 230 patients, which we believe indicates the potential to achieve a clinically meaningful treatment effect in this important trial. We have also gained significant momentum in STOP-HE enrollment and are happy to announce that we have enrolled over 70 patients in the trial to date, including more than 40 since the beginning of the year, which represents approximately one-third of the patients needed to complete the study. At the current pace, we are on target to complete trial enrollment in the second half of 2016.”

“In addition to the promising updates with our STOP-HE trial, preliminary topline results of a Phase 2a investigator-sponsored study of intravenous OCR-002 showed a favorable safety profile and an acute ammonia lowering effect in plasma, as well as higher urinary excretion of ammonia, in patients with cirrhosis and upper gastrointestinal bleeding,” stated Rajiv Patni M.D., chief development officer of Ocera. “Building upon the findings from our intravenous formulation, we are poised to initiate a Phase 1 clinical trial of the oral formulation of OCR-002 in the second half of this year. Achievement of this milestone will bring us one step closer to achieving our goal of providing continuity of care for HE patients with OCR-002 in both IV and oral formulations.”

Ocera First Quarter 2015 Financial Results

•	As of March 31, 2015, Ocera had cash, cash equivalents and investments of $46.1 million.

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Net loss for the quarter was $6.7 million compared to a net loss of $4.1 million for the same period in 2014. Basic and diluted net loss per share were $0.34 for the quarter compared to basic and diluted net loss per share of $0.27 for the same period in 2014.

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Research and development (R&D) expense for the quarter increased to $4.4 million, from $2.5 million for the same period in 2014 due primarily to increases in external costs associated with Ocera’s clinical development of OCR-002.

•	General and administrative (G&A) expense for the quarter decreased to $2.3 million, from $2.7 million for the same period in 2014 due primarily to a decrease in legal and outside services fees.

Financial Guidance
Ocera reiterates its previous guidance and expects net use of cash for 2015 to be between $28.0 million and $32.0 million. Ocera expects that it will have sufficient cash to fund operations into the fourth quarter of 2016 based on its current operating plan.

Conference Call and Webcast
To access the conference call via phone, dial 877-317-6789. International callers may access the live call by dialing 412-317-6789. The reference name to enter the call is Ocera Therapeutics, Inc. A live webcast of the conference call, along with reference slides, will also be available online from the investor relations events page of the Company's corporate website at www.ocerainc.com.
A replay of the webcast will be available on www.ocerainc.com for three months and a replay of the conference call may be accessed on Thursday, April 30, 2015 after 8:00 p.m. ET, via phone at 877-344-7529 for domestic callers, or 412-317-0088 for international callers. The reference number to enter the replay of the call is 10064831.

About Ocera
Ocera Therapeutics, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of OCR-002 (ornithine phenylacetate) in both intravenous and oral formulations. OCR-002 is an ammonia scavenger and has been granted orphan drug designation and Fast Track status by the U.S. Food and Drug Administration (FDA) for the treatment of hyperammonemia and resultant hepatic encephalopathy in patients with acute liver failure and acute-on-chronic liver disease. For additional information, please see www.ocerainc.com.

Forward-Looking Statements
This press release contains "forward-looking" statements, including, without limitation, all statements related to the OCR-002 clinical development program, including but not limited to the potential benefits of OCR-002 to help people with acute and chronic orphan liver diseases, expected timing of the completion of enrollment of its “STOP-HE” study, the expected timing of release of clinical data and other developmental milestones, as well as cash projections. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believe," "expected," "hope," "plan," "potential," "will" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Ocera's current expectations. Forward-looking statements involve risks and uncertainties and Ocera's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, including those risks and uncertainties discussed under the heading "Risk Factors" in Ocera's Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent filings with the SEC. All information in this press release is as of the date of the release, and Ocera undertakes no duty to update this information unless required by law.

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Ocera Therapeutics, Inc.
Condensed Consolidated Statement of Operations
(Unaudited, in thousands, except per share data)

	Three-Months Ended March 31,
	2015	2014
Revenue:
Royalty revenue	31	45
Total revenue	31	45
Operating expenses:
Research and development	4,398	2,466
General and administrative	2,256	2,733
Amortization of intangibles	41	41
Total operating expenses	6,695	5,240
Loss from operations	(6,664)	(5,195)
Net interest income (expense)	13	13
Net loss from continuing operations	(6,651)	(5,182)
Net income from discontinued operations	—	1,117
Net loss	$(6,651)	$(4,065)

Net loss per share from continuing operations- basic and diluted	$(0.34)	$(0.34)
Net income per share from discontinued operations- basic and diluted	—	0.07
Net loss per share-basic and diluted	$(0.34)	$(0.27)
Shares used to compute net loss per share-basic and diluted	19,747,362	15,421,234

Ocera Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	March 31,	December 31,
	2015	2014

Cash, cash equivalents and investments	$46,122	$51,167
Working capital	41,540	45,364
Total assets	47,474	53,052
Accumulated deficit	(111,562)	(104,911)
Total stockholders' equity	$44,487	$50,145

Susan Sharpe
Ocera Therapeutics, Inc.
Contact@ocerainc.com
919-328-1109